Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:

Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Reports 4th Quarter and Full-Year 2006 Results

MILWAUKEE, WI, USA, January 30, 2007 – Manpower Inc. (NYSE: MAN) today reported that net earnings per diluted share for the three months ended December 31, 2006 increased 88 percent to $1.90 from $1.01 in the prior year period. Net earnings in the quarter increased to $164.4 million from $89.1 million a year earlier. Revenues for the fourth quarter totaled $4.7 billion, an increase of 16 percent from the year-earlier period, or an increase of 9 percent in constant currency.

Included in the fourth quarter results is net income from discontinued operations, primarily related to the sale of our Nordic facility management services, of $64.8 million or 75 cents per diluted share. Net earnings per diluted share from continuing operations in the fourth quarter were $1.15, an increase of 15 percent. Included in net earnings from continuing operations are severance costs related to Right Management of $6.9 million ($5.4 million net of income taxes or 6 cents per diluted share). Additionally, results from continuing operations in the fourth quarter were favorably impacted by 6 cents as foreign currencies were relatively stronger compared to the prior year period.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “Manpower performed extremely well in the fourth quarter and for the full year. 2006 was a pivotal year for us as we executed very well to affect the present, and laid the groundwork for outstanding performance in the future. Our continued growth in Europe, emerging markets and our specialty service lines will fuel solid growth into 2007.

“We are anticipating diluted net earnings per share for the first quarter of 2007 to be in the range of 57 to 61 cents. This includes an estimated favorable currency impact of 4 cents per diluted share.”

Net earnings per diluted share for the year ended December 31, 2006 were $4.54, an increase of 58 percent from $2.87 per diluted share in 2005. Net earnings were $398.0 million compared to $260.1 million in the prior year. Revenues for the year were $17.6 billion, an increase of 11 percent from the prior year, or an increase of 10 percent in constant currency.

Included in the full year 2006 results is net income from discontinued operations, primarily related to the sale of our Swedish payrolling business in the first quarter and our sale of the Nordic facility management services in the fourth quarter, of $92.3 million or $1.06 per diluted share. Net earnings per diluted share from continuing operations for 2006 were $3.48, an increase of 23 percent. Included in net earnings from continuing operations are charges related to reorganization and a global cost reduction initiative totaling $26.8 million ($18.8 million net of income taxes or 22 cents per diluted share). Additionally, results from continuing operations were favorably impacted by 6 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its fourth quarter earnings release, Manpower will broadcast its conference call live over the Internet on January 30, 2007 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended December 31
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,710.7	$4,068.3	15.8%	9.1%
Cost of services (b)	3,844.9	3,321.9	15.7%

Gross profit	865.8	746.4	16.0%	9.6%
Selling and administrative expenses (b)	696.0	615.6	13.0%	6.9%

Operating profit	169.8	130.8	29.8%	22.0%
Interest and other expenses	14.1	7.0	N/A

Earnings before income taxes and discontinued operations	155.7	123.8	25.7%	19.3%
Provision for income taxes	56.1	35.4	58.6%

Net earnings from continuing operations	99.6	88.4	12.6%	6.8%
Income from discontinued operations, net of income taxes	64.8	0.7	N/A

Net earnings	$164.4	$89.1	84.6%	69.4%

Net earnings per share - basic:
Continuing operations	$1.17	$1.01	15.8%
Discontinued operations	0.77	0.01	N/A

Total	$1.94	$1.02	90.2%

Net earnings per share - diluted:
Continuing operations	$1.15	$1.00	15.0%	9.0%
Discontinued operations	0.75	0.01	N/A

Total	$1.90	$1.01	88.1%	73.3%

Weighted average shares - basic	84.8	87.2	-2.8%

Weighted average shares - diluted	86.5	88.5	-2.3%

(a)	Revenues from services include fees received from our franchise offices of $9.3 million and $9.1 million for the three months ended December 31, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $353.2 million and $388.6 million for the three months ended December 31, 2006 and 2005, respectively.
(b)	Our French business tax and profit sharing expenses, totaling $35.0 million and $19.7 million for the three months ended December 31, 2006 and 2005 respectively, previously reported as Selling and administrative expenses, are now reported in Cost of services as we believe this presentation is more appropriate given the nature of these expenses. All previously reported results have been revised to conform to the current year presentation.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended December 31
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$527.9	$534.2	-1.2%	-1.2%
France	1,589.0	1,361.5	16.7%	7.7%
EMEA	1,792.2	1,444.7	24.0%	14.2%
Jefferson Wells	84.8	96.1	-11.9%	-11.9%
Right Management	98.9	96.6	2.4%	-1.8%
Other Operations	617.9	535.2	15.5%	14.7%

	$4,710.7	$4,068.3	15.8%	9.1%

Operating Unit Profit: (a)
United States	$26.8	$23.2	15.2%	15.2%
France	61.2	47.7	28.3%	18.4%
EMEA	80.6	51.9	55.4%	43.8%
Jefferson Wells	6.2	4.4	41.4%	41.4%
Right Management	0.4	3.6	-87.5%	-74.1%
Other Operations	21.1	19.2	9.9%	10.3%

	196.3	150.0
Corporate expenses	23.2	15.9
Amortization of intangible assets	3.3	3.3

Operating profit	169.8	130.8	29.8%	22.0%
Interest and other expenses (c)	14.1	7.0
Earnings before income taxes and discontinued operations	$155.7	$123.8

(a)	Certain Eastern European countries previously reported in France, and our Russian operations previously reported in Other Operations, are now reported in EMEA due to a change in management structure. All previously reported results for France, EMEA, and Other Operations have been revised to conform to the current presentation. The impact of these revisions is not significant.
(b)	In the United States, revenues from services include fees received from the related franchise offices of $6.5 million for the three months ended December 31, 2006 and 2005. These fees are primarily based on revenues generated by the franchise offices, which were $286.0 million and $311.8 million for the three months ended December 31, 2006 and 2005, respectively.
(c)	The components of interest and other expenses were:

	2006	2005
Interest expense	$15.0	$12.0
Interest income	(6.8)	(3.4)
Foreign exchange losses	0.7	—
Miscellaneous expense (income), net	5.2	(1.6)

	$14.1	$7.0

Manpower Inc.

Operating Unit Results

(In millions)

	Year Ended December 31
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$17,562.5	$15,845.4	10.8%	10.0%
Cost of services (b)	14,416.5	13,013.6	10.8%

Gross profit	3,146.0	2,831.8	11.1%	10.3%
Selling and administrative expenses (b)	2,613.9	2,403.0	8.8%	8.2%

Operating profit	532.1	428.8	24.1%	21.9%
Interest and other expenses	50.2	41.8	20.2%

Earnings before income taxes and discontinued operations	481.9	387.0	24.5%	22.1%
Provision for income taxes	176.2	131.9	33.6%

Net earnings from continuing operations	305.7	255.1	19.8%	17.5%
Income from discontinued operations, net of income taxes	92.3	5.0	N/A

Net earnings	$398.0	260.1	53.0%	48.2%

Net earnings per share - basic:
Continuing operations	$3.55	$2.89	22.8%
Discontinued operations	1.07	0.06	N/A

Total	$4.62	$2.95	56.6%

Net earnings per share - diluted:
Continuing operations	$3.48	$2.81	23.8%	21.7%
Discontinued operations	1.06	0.06	N/A

Total	$4.54	$2.87	58.2%	53.0%

Weighted average shares - basic	86.2	88.1	-2.2%

Weighted average shares - diluted	87.7	91.1	-3.7%

(a)	Revenues from services include fees received from our franchise offices of $35.7 million and $35.8 million for the year ended December 31, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,497.0 million and $1,510.7 million for the year ended December 31, 2006 and 2005, respectively.
(b)	Our French business tax and profit sharing expenses, totaling $117.4 million and $94.9 million for the year ended December 31, 2006 and 2005 respectively, previously reported as Selling and administrative expenses, are now reported in Cost of services, as we believe this presentation is more appropriate given the nature of these expenses. All previously reported results have been revised to conform to the current year presentation.

Manpower Inc.

Operating Unit Results

(In millions)

	Year Ended December 31
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$2,114.9	$2,048.3	3.2%	3.2%
France	6,019.1	5,475.8	9.9%	8.4%
EMEA	6,363.3	5,471.2	16.3%	14.7%
Jefferson Wells	373.0	386.2	-3.4%	-3.4%
Right Management	387.3	401.8	-3.6%	-4.2%
Other Operations	2,304.9	2,062.1	11.8%	13.8%

	$17,562.5	$15,845.4	10.8%	10.0%

Operating Unit Profit: (a)
United States	$87.4	$68.7	27.2%	27.2%
France	203.3	168.7	20.5%	17.6%
EMEA	220.2	144.1	52.9%	48.1%
Jefferson Wells	31.9	33.3	-4.2%	-4.2%
Right Management	18.3	25.7	-28.8%	-28.2%
Other Operations	69.9	60.4	16.0%	19.6%

	631.0	500.9
Corporate expenses	85.8	59.0
Amortization of intangible assets	13.1	13.1

Operating profit	532.1	428.8	24.1%	21.9%
Interest and other expenses (c)	50.2	41.8
Earnings before income taxes and discontinued operations	$481.9	$387.0

(a)	Certain Eastern European countries previously reported in France, and our Russian operations previously reported in Other Operations, are now reported in EMEA due to a change in management structure. All previously reported results for France, EMEA, and Other Operations have been revised to conform to the current presentation. The impact of these revisions is not significant.
(b)	In the United States, revenues from services include fees received from the related franchise offices of $24.4 million and $24.9 million for the year ended December 31, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,146.1 million and $1,196.9 million for the year ended December 31, 2006 and 2005, respectively.
(c)	The components of interest and other expenses were:

	2006	2005
Interest expense	$54.1	$46.7
Interest income	(18.3)	(9.8)
Foreign exchange losses	3.2	—
Miscellaneous expense, net	11.2	4.9

	$50.2	$41.8

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Dec. 31 2006	Dec. 31 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$687.9	$454.9
Accounts receivable, net	3,837.2	3,208.2
Prepaid expenses and other assets	90.5	107.5
Future income tax benefits	66.4	71.1

Total current assets	4,682.0	3,841.7

Other assets:
Goodwill and other intangible assets, net	1,293.6	1,256.5
Other assets	336.4	273.8

Total other assets	1,630.0	1,530.3

Property and equipment:
Land, buildings, leasehold improvements and equipment	693.2	642.4
Less: accumulated depreciation and amortization	491.1	446.0

Net property and equipment	202.1	196.4

	$6,514.1	$5,568.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$889.9	$685.4
Employee compensation payable	180.7	150.6
Accrued liabilities	562.1	435.4
Accrued payroll taxes and insurance	699.9	607.2
Value added taxes payable	517.0	441.9
Short-term borrowings and current maturities of long-term debt	32.0	260.0

Total current liabilities	2,881.6	2,580.5

Other liabilities:
Long-term debt	791.2	475.0
Other long-term liabilities	367.1	366.3

Total other liabilities	1,158.3	841.3

Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,420.7	2,346.7
Retained earnings	617.0	269.9
Accumulated other comprehensive income (loss)	120.6	(11.0)
Treasury stock, at cost	(685.1)	(460.0)

Total shareholders’ equity	2,474.2	2,146.6

Total liabilities and shareholders’ equity	$6,514.1	$5,568.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended Dec. 31
	2006	2005
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$398.0	$260.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of businesses	(121.8)	(2.6)
Depreciation and amortization	88.8	92.9
Amortization of discount on convertible debentures	—	1.9
Deferred income taxes	(37.3)	49.1
Provision for doubtful accounts	27.4	22.9
Stock based compensation	22.5	1.7
Excess tax benefit on exercise of stock options	(8.2)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(381.0)	(350.4)
Other assets	35.1	(46.1)
Other liabilities	335.6	239.3

Cash provided by operating activities	359.1	268.8

Cash Flows from Investing Activities:
Capital expenditures	(80.0)	(77.6)
Acquisitions of businesses, net of cash acquired	(13.0)	(12.9)
Proceeds from sale of businesses	123.9	—
Proceeds from sale of an equity interest	8.8	—
Proceeds from the sale of property and equipment	5.3	4.8

Cash provided (used) by investing activities	45.0	(85.7)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	2.1	174.8
Cash paid to settle convertible debentures	—	(206.6)
Proceeds from settlement of swap agreements	—	50.7
Proceeds from stock option and purchase plans	54.0	28.0
Excess tax benefit on exercise of stock options	8.2	—
Repurchases of common stock	(235.9)	(217.6)
Dividends paid	(50.8)	(41.2)

Cash used by financing activities	(222.4)	(211.9)

Effect of exchange rate changes on cash	51.3	(48.1)

Change in cash and cash equivalents	233.0	(76.9)

Cash and cash equivalents, beginning of period	454.9	531.8

Cash and cash equivalents, end of period	$687.9	$454.9